Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-157642
Dated October 13, 2011

Final Terms for Issuance

Issuer:                                           Toyota Motor Credit Corporation

Security:                                       Floating Rate Medium Term Notes, Series B

Issuer Senior Long-Term          Aa3 (stable outlook) / AA- (negative outlook)
Debt Ratings:

Cusip:                                              89233P5K8

Pricing Date:                                 October 12, 2011

Settlement Date:                           October 17, 2011

Maturity Date:                               October 18, 2012

Principal Amount:                         $186,000,000 (includes the $158,000,000 Principal Amount
               referenced in the Free Writing Prospectus dated October 12, 2011 relating to the offering of the Issuer's Securities through Toyota Financial Services Securities USA Corporation,
               acting as agent)(may be further increased prior to the Settlement Date)
Re-offer Price:                               100.00%

Gross Underwriting Spread:       0.15%

All-in Price to Issuer:                  99.85%

Net Proceeds to Issuer:                $185,721,000

Floating Rate Index:                     3 Month LIBOR

Floating Rate Spread:                 +20 basis points

Index Source:                                 LIBOR Reuters

Interest Payment Frequency:      Quarterly

Initial Interest Payment Date:     January 18, 2012

Initial Interest Rate:                   3 Month LIBOR determined on October 13, 2011
             plus 20 basis points, accruing from October 17, 2011

Interest Payment Dates:              On the 18th of each January, April, July
                                                          and on the Maturity Date

Interest Reset Dates:                  The same dates as each Interest Payment Date.  For the avoidance of doubt, newly reset interest rates shall apply beginning on and including the
                                                         Interest Reset Date, to but excluding the next Interest Payment Date

Interest Determination Date:      Second London Banking Day preceding
                                                          each Interest Reset Date

Day Count Convention:                Actual/360

Business Day Convention:          Modified Following, adjusted

Business Days:                             New York and London

Governing Law:                             New York

Calculation Agent:                        Deutsche Bank Trust Company Americas

Minimum Denominations:           $1,000 and $1,000 increments thereafter

Agent:                                             Toyota Financial Services Securities USA Corporation

Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the prospectus dated March 2, 2009 and prospectus supplement thereto dated March 10, 2009 relating to these notes.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the web at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-292-1147.

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